UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☐
Filed by a Party other than the Registrant ☑
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

Tecumseh Products Company

(Name of Registrant as Specified In Its Charter)

Herrick Foundation
Kent B. Herrick, Steven J. Lebowski, Terence C. Seikel, Zachary E. Savas, Todd W. Herrick, and Michael Indenbaum

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Herrick Foundation
2290 FIRST NATIONAL BUILDING
660 WOODWARD AVENUE
DETROIT, MICHIGAN 48226
313-465-7733
April 21, 2009
Mr. Edwin L. Buker
Chairman, President & CEO
Tecumseh Products Company
1136 Oak Valley Drive
Ann Arbor MI 48108
Dear Ed:
     I have reviewed your April 17, 2009 letter. While there appears to be little benefit in continuing this exchange of communications, I do have some brief observations with respect to your letter.
     It is clear that you have chosen not to respond to the several questions and concerns raised in my letter to you, which questions and concerns I do not intend to reiterate here. It is also clear that you have decided to ignore the fact that you, and not the Foundation, insist on having your nominees dominate the Board of Directors. As more specifically outlined in my prior response, the Foundation continues to be very concerned that this resolution will result in the continuation of policies and plans that are highly detrimental to the welfare of the Company and its Shareholders.
     Unfortunately, the positions that you have taken effectively preclude any meaningful settlement discussions. It appears that it is time for the Shareholders of Tecumseh to determine their future.
Very truly yours,
/s/ Todd W. Herrick
Todd W. Herrick

     Herrick Foundation plans to solicit proxies for the Tecumseh Products Company 2009 annual meeting of shareholders. Before soliciting proxies, Herrick Foundation will provide shareholders with a proxy statement, which it will also file with the United States Securities and Exchange Commission (“SEC”). Herrick Foundation advises shareholders to read the definitive proxy statement when it is available because it will contain important information. Shareholders may obtain free copies of the proxy statement (when it is available) and other documents Herrick Foundation files with the SEC at the SEC’s website at www.sec.gov They may also access a copy of Herrick Foundation’s proxy statement (when it is available) by accessing www.TecumsehProxyFight.com. In addition, shareholders may obtain a free copy of the proxy statement (when it is available) by contacting The Altman Group toll free at (866) 340-7104 (banks and brokers call collect (201) 806-7300).
     Herrick Foundation, Kent B. Herrick, Steven J. Lebowski, Terence C. Seikel, Zachary E. Savas, Todd W. Herrick, and Michael Indenbaum are participants in the solicitation of proxies in respect of the matters to be considered at the annual meeting. Information about the participants will be set forth in the proxy statement when it is available. Information about the participants’ direct or indirect interests in the matters to be considered at the annual meeting also will be contained in the proxy statement referred to above.

2